Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Phil Nichols

Treasurer

(866) 814-6512

MASSEY ENERGY REPORTS FOURTH QUARTER 2006

FINANCIAL RESULTS

Richmond, Virginia, January 25, 2007 - Massey Energy Company (NYSE: MEE) today reported that produced coal revenues for its fourth quarter ended December 31, 2006 increased by 11% to $471.7 million from $424.4 million in the fourth quarter of 2005, while net income was $10.7 million, or $0.13 per basic and diluted share, versus a net loss of $211.8 million, or ($2.76) per basic share in 2005. Fourth quarter 2005 earnings include an after-tax charge of $216.2 million, or $2.82 per basic share related to a capital restructuring. EBITDA in the fourth quarter of 2006 was $78.8 million compared to $84.4 million in the fourth quarter of 2005, excluding the capital restructuring charge. For a reconciliation of the non-GAAP measure EBITDA, see Note 2 in the accompanying financial tables.

The Company achieved record produced coal revenues for the full year 2006 of $1,902.3 million on sales revenue per ton of $48.71. “The full benefit of strong market pricing during 2006 will be realized by Massey over the next several years,” said Don L. Blankenship, Massey’s Chairman and CEO. “The Company currently has cumulative committed sales of approximately 87 million tons of coal over the next three years at an average realization of over $50 per ton.”

“To further improve shareholder returns in 2007, the Company is focused on lowering costs,” continued Blankenship. Massey’s 2006 cash costs of $42.33 per ton reflect the impact of the Aracoma fire, historically high commodity prices, and lower productivity due to employee turnover. In 2007, all of these factors are expected to improve, facilitating reductions in cash costs. “We are seeing signs that the labor shortage in Central Appalachia that resulted in much of our productivity decline in the last few years is improving,” said Blankenship. “Our turnover rate has trended down over the past three months. We are pleased with the pace of improvement by our new members and their ability to apply Massey’s Safety, Productivity and Measurement standards that make us a leader in Central Appalachia.”

Massey is positioned to realize productivity gains in 2007 and has the flexibility to translate those gains into increased tons and revenue growth, or cost reduction from idling higher cost production. In 2007, the Company has already chosen to idle certain marginal operations representing approximately 1.9 million tons of production in 2006 and continues to examine productivity and margins going forward to maximize returns. “Massey has the size, product diversity and operational flexibility to shift production in response to market conditions – whether we see overall price changes or strength in a particular segment such as metallurgical coal,” added Blankenship.

4th Quarter Highlights

	4th Qtr. 2006	3rd Qtr. 2006	4th Qtr. 2005
Produced tons sold (millions)	9.3	9.4	10.0
Produced coal revenue ($ millions)	$471.7	$462.4	$424.4
Produced coal revenue per ton	$50.51	$49.27	$42.39
Average operating cash cost per ton	$44.39	$42.48	$36.90
EBITDA ($ millions)	$78.8	$104.2	$84.4	*

*	Excluding pre-tax charges related to the Company’s capital restructuring of $212.4 million.

Full Year Highlights

	2006	2005		2004
Produced tons sold (millions)	39.1	42.3		40.4
Produced coal revenue ($ millions)	$1,902.3	$1,777.7		$1,456.7
Produced coal revenue per ton	$48.71	$42.02		$36.02
Average operating cash cost per ton	$42.33	$35.62		$30.50
EBITDA ($ millions)	$341.6	$426.0	*	$270.8

*	Excluding pre-tax charges related to the Company’s capital restructuring of $212.4 million.

Full year 2006 tons sold and revenue per ton results were within the guidance ranges projected at the end of the third quarter. For 2006, other income of $92.2 million includes the $30 million gain from the sale of the Falcon reserves reported in the third quarter.

The 2005 EBITDA includes pre-tax gains totaling approximately $84.2 million related to the sale of the Company’s ownership interest in the property known as Big Elk Mining Company and a non-cash exchange of coal reserves.

Guidance and Commitments

The Company has produced coal commitments of 40.8 million tons for 2007 and expects to sell additional tons as market conditions warrant. An additional 2 million tons of production is expected in 2007 versus 2006 from a full year of production from the Aracoma mine that experienced a fire in January 2006, the Twilight dragline that began operations in August 2006 and the new Kepler mine that began limited production this month.

The Company expects productivity gains could add an additional 2 to 4 million tons. These production increases are expected to be partially offset by the idled mines noted above and any additional strategic shutdowns that may occur throughout the year.

The Company continues to expect average sales realization of $51.00 to $52.00 per ton in 2007. Cash costs for 2007 are projected to be $40.00 to $42.50 per ton.

Sales commitments for 2007 are projected at an average realization on priced tons of approximately $51.00 per ton. These commitments include 30.9 million tons of priced utility and industrial steam coal and 6.5 million tons of priced metallurgical coal. A total of 3.4 million tons of the committed tons remain unpriced.

Sales commitments for 2008 currently total 30.8 million tons, with an average realization on priced tons of approximately $50.25 per ton. Commitments include 23.0 million tons of priced utility and industrial steam coal and 4.1 million tons of priced metallurgical coal. A total of 3.6 million tons of the committed tons remain unpriced.

Sales commitments for 2009 currently total 15.9 million tons, with an average realization on priced tons of approximately $49.00 per ton. Commitments include 13.3 million tons of priced utility and industrial steam coal and 1.2 million tons of priced metallurgical coal. A total of 1.4 million committed tons remain unpriced.

Coal Market Overview

•	Unusually mild weather in the eastern U.S. has led to reduced power demand and coal burn rates. Resulting coal inventory increases at utilities has led to lower near term pricing for Central Appalachian utility coal.

•	While short-term coal demand has weakened, the Company believes fundamentals for strong domestic coal demand remain intact. U.S. economic expansion, the high price of alternative fuels and increased momentum to develop coal-based alternative fuels all position coal well for the future.

•	Demand for metallurgical coal remains strong. Continued weakness in the U.S. dollar and Australian supply shortfalls have supported demand in the export market for U.S. metallurgical coal.

•	The pace of reserve depletion and progression into higher cost reserves is occurring more rapidly at the Company’s Central Appalachian competitors than at Massey. The Company expects this trend to further increase its market share and relative margins over the long-term.

Liquidity and Capital Resources

Massey ended 2006 with available liquidity of $350.0 million, including $110.8 million available on its asset-based revolving credit facility and $239.2 million in cash. Total debt at December 31, 2006 was $1,104.9 million compared to total debt of $1,113.3 million at December 31, 2005.

Massey’s total debt-to-book capitalization ratio was 61.3% at December 31, 2006 compared to 61.4% at December 31, 2005. The capitalization ratio for December 31, 2005 has been adjusted to reflect the impact of the non-cash adjustments to equity required by the adoption of Emerging Issues Task Force Issue 04-6 (EITF 04-6) on January 1, 2006 and Statement of Financial Accounting Standard No. 158 (SFAS 158) as of December 31, 2006. After deducting available cash of $239.2 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $760.7 million. Total net debt-to-book capitalization was 52.2% at December 31, 2006 compared to 49.6% at December 31, 2005, as adjusted.

Capital expenditures totaled $298 million in 2006 compared to $347 million in 2005. Included in the capital expenditures were operating lease buyouts of $25 million in 2006 and $14 million in 2005. Capital expenditures are expected to total $220 million in 2007.

Depreciation, depletion and amortization (DD&A) was $230.6 million in 2006 compared to $234.5 million in 2005. DD&A is expected to total between $235 and $245 million for 2007.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter earnings on Friday morning, January 26, 2007, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website. The conference call replay can be accessed through February 26, 2007 by dialing (800) 642-1687 or (706) 645-9291.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, which was filed on March 16, 2006, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues
Produced coal revenue	$471.7	$424.4	$1,902.3	$1,777.7
Freight and handling revenue	41.1	33.9	156.5	150.9
Purchased coal revenue	14.5	31.6	70.6	132.3
Other revenue	21.1	28.0	90.4	143.4

Total revenues	548.4	517.9	2,219.8	2,204.3
Costs and expenses
Cost of produced coal revenue	396.6	357.1	1,599.1	1,438.5
Freight and handling costs	41.1	33.9	156.5	150.9
Cost of purchased coal revenue	12.7	27.5	62.6	112.6
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	58.4	57.2	227.3	230.5
Selling, general and administrative	0.6	1.0	3.3	4.0
Selling, general and administrative	17.9	12.4	53.8	68.3
Other expense	1.3	2.6	6.2	8.0
Loss on capital restructuring	—	212.4	—	212.4

Total costs and expenses	528.6	704.1	2,108.8	2,225.2

Income (Loss) before interest and taxes	19.8	(186.2)	111.0	(20.9)
Interest income	4.9	4.0	20.1	12.6
Interest expense	(21.4)	(23.2)	(86.1)	(67.1)

Income (Loss) before taxes	3.3	(205.4)	45.0	(75.4)
Income tax benefit (expense)	7.4	(6.4)	(0.7)	(26.2)

Income (Loss) before cumulative effect of accounting change	$10.7	$(211.8)	$44.3	$(101.6)

Cumulative effect of accounting change, net of tax	—	—	(0.6)	—

Net income (loss)	$10.7	$(211.8)	$43.7	$(101.6)

Income (Loss) per share - basic:
Income (Loss) before cumulative effect of accounting change	$0.13	$(2.76)	$0.55	$(1.33)
Cumulative effect of accounting change	—	—	(0.01)	—

Net income (loss) per share - basic	0.13	$(2.76)	$0.54	$(1.33)

Income (Loss) per share - diluted:
Income (Loss) before cumulative effect of accounting change	0.13	$(2.76)	$0.54	$(1.33)
Cumulative effect of accounting change	—	—	(0.01)	—

Net income (loss) per share - diluted	0.13	$(2.76)	$0.53	$(1.33)

Shares used to calculate income (loss) per share
Basic	80.5	76.7	80.8	76.4

Diluted	80.8	76.7	81.4	76.4

EBIT	$19.8	$(186.2)	$111.0	$(20.9)
EBITDA	$78.8	$(128.0)	$341.6	$213.6

	For the three months ended		For the twelve months ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Produced tons sold:
Utility	6.2	6.9	27.7	29.2
Metallurgical	2.2	2.1	7.8	9.4
Industrial	0.9	1.0	3.6	3.7

Total produced tons sold	9.3	10.0	39.1	42.3

Total tons produced	9.1	10.2	38.6	43.1
Produced coal revenue per ton sold
Utility	$42.54	$37.58	$42.37	$36.66
Metallurgical	$73.09	$53.13	$69.20	$54.19
Industrial	$51.06	$54.11	$53.13	$53.19
Produced coal revenue per ton sold	$50.51	$42.39	$48.71	$42.02
Average cash cost per ton	$44.39	$36.90	$42.33	$35.62
Capital expenditures	$59.6	$64.3	$298.1	$346.6
Number of employees	5,517	5,709	5,517	5,709

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$239.2	$319.4
Trade and other accounts receivable	197.1	152.6
Inventories	191.1	345.7
Other current assets	172.3	226.7
Net property, plant and equipment	1,776.0	1,715.9
Other noncurrent assets	164.2	226.1

Total assets	$2,739.9	$2,986.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$2.6	$10.7
Other current liabilities	348.3	363.1
Long-term debt	1,102.3	1,102.6
Other noncurrent liabilities	588.8	669.0

Total liabilities	2,042.0	2,145.4

Total stockholders’ equity	697.9	841.0

Total liabilities and stockholders’ equity	$2,739.9	$2,986.4

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and twelve months ended December 31, 2005 and December 31, 2006, as such inclusion would result in antidilution.

Note 2: “EBIT” is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. “EBITDA” is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Income (Loss) before interest and taxes to EBITDA.

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Income (Loss) before interest and taxes	19.8	(186.2)	111.0	(20.9)
Depreciation, depletion and amortization	59.0	58.2	230.6	234.5

EBITDA	78.8	(128.0)	341.6	213.6

Loss on capital restructuring	—	212.4	—	212.4

EBITDA, excluding Loss on capital restructuring	$78.8	$84.4	$341.6	$426.0

Note 3: The total charges related to the Company’s 2005 capital restructuring are comprised of the following:

Loss on capital restructuring	$212.4
Writeoff of previously unamortized debt issuance costs (reported in Interest expense)	6.6
Income tax benefit	(2.8)

Total after-tax charges related to the capital restructuring	$216.2

Note 4: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended December 31,				Twelve months ended December 31,
	2006		2005		2006		2005
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$528.6		$704.1		$2,108.8		$2,225.2
Less: Freight and handling costs	41.1		33.9		156.5		150.9
Less: Cost of purchased coal revenue	12.7		27.5		62.6		112.6
Less: Depreciation, depletion and amortization	59.0		58.2		230.6		234.5
Less: Other expense	1.3		2.6		6.2		8.0
Less: Loss on capital restructuring	—		212.4		—		212.4

Average cash cost	$414.5	$44.39	$369.5	$36.90	$1,652.9	$42.33	$1,506.8	$35.62

Note 5: The Company’s debt is comprised of the following:

	December 31, 2006	December 31, 2005
6.875% senior notes due 2013, net of discount	$754.8	$754.3
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	11.3	21.6
Fair value hedge adjustment	(6.5)	(7.9)

Total debt	1,104.9	1,113.3
Less: short-term debt	2.6	10.7

Total long-term debt	$1,102.3	$1,102.6

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	December 31, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	2.6	10.7
Less: Cash and cash equivalents	239.2	319.4
Less: Restricted cash	105.0	105.0

Net debt	$760.7	$688.9

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31, 2006	December 31, 2005
Long-term debt	$1,102.3	$1,102.6
Plus: Short-term debt	2.6	10.7

Total debt (numerator)	1,104.9	1,113.3
Plus: Total stockholders’ equity	697.9	841.0

Book capitalization (denominator)	$1,802.8	$1,954.3

Total debt-to-book capitalization ratio	61.3%	57.0%

Net debt (from Note 6) (numerator)	760.7	688.9
Plus: Total stockholders’ equity	697.9	841.0

Adjusted book capitalization (denominator)	$1,458.6	$1,529.9

Total net debt-to-book capitalization ratio	52.2%	45.0%

Presentation of December 31, 2005 amounts are adjusted for the reduction to Total stockholders’ equity: on January 1, 2006, for the cumulative effect of an accounting change required by EITF 04-6 in the after-tax amount of $93.8 million; and for the effect of an accounting change required by SFAS 158 in the after-tax amount of $48.3 million had the provisions of SFAS 158 been applied to the December 31, 2005 reported stockholders’ equity:

	December 31 2006	As adjusted December 31, 2005
Total debt (numerator)	$1,104.9	$1,113.3
Plus: Total stockholders’ equity	697.9	841.0
Less: Proforma cumulative effect of EITF 04-6 accounting change	—	93.8
Less: Proforma cumulative effect of SFAS 158 accounting change	—	48.3

	697.9	698.9

Book capitalization (denominator)	$1,802.8	$1,812.2

Total debt-to-book capitalization ratio	61.3%	61.4%

Net debt (from Note 6) (numerator)	760.7	688.9
Plus: Total stockholders’ equity	697.9	698.9

Adjusted book capitalization (denominator)	$1,458.6	$1,387.8

Total net debt-to-book capitalization ratio	52.2%	49.6%

Note 8: Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Other revenue	$21.1	$28.0	$90.4	$143.4
Plus: Purchased coal revenue	14.5	31.6	70.6	132.3
Less: Cost of purchased coal revenue	12.7	27.5	62.6	112.6
Less: Other expense	1.3	2.6	6.2	8.0

Other income	$21.6	$29.5	$92.2	$155.1